EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 File No. 333-278590, Form S-4 File No. 333-278589, and on Form S-8 File Nos. 333-230967, 333-232754, 333-249986, 333-268220 and 333-289153 of our report dated March 6, 2025, relating to the financial statements of Asure Software, Inc. as of December 31, 2024 and the effectiveness of internal control over financial reporting of the Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Los Angeles, California
February 26, 2026